EXHIBIT 99.1

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

(706) 781-2266

Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. REPORTS

POSITIVE DEVELOPMENTS REGARDING CAPITAL STRUCTURE AND

REGULATORY MATTERS

TARP and other preferred stock to be redeemed

Termination of informal regulatory MOUs

BLAIRSVILLE, GA – December 30, 2013 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”) today reported two beneficial developments regarding its capital structure and regulatory matters: the imminent redemption of its TARP and other preferred stock and the termination of its informal regulatory memorandums of understanding.

United has received the required regulatory approvals to redeem all of its $196.8 million in preferred stock. United will be able to complete the redemption without issuing additional common stock. Included in this total is $180 million in Series B preferred stock issued under the U.S. Treasury’s TARP Program (which were remarketed earlier this year by the Treasury) and $16.8 million in Series A and Series D preferred stock.

United plans to utilize its cash on hand, bank dividends of $119 million and $40 million of short-term debt to redeem the preferred stock. United completed the first phase of this plan by redeeming $75 million of the TARP preferred stock on December 27, 2013, and intends to redeem the remaining balance of $105 million by mid-January 2014.

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Separately, the Federal Deposit Insurance Corporation and Georgia Department of Banking and Finance (GDBF) have terminated their joint informal memorandum of understanding (MOU) with United Community Bank. Furthermore, based on discussions with the regulators, United expects the Federal Reserve Bank of Atlanta and the GDBF to terminate their joint informal MOU with the company in the near future.

“Five years after the beginning of the economic crisis, these positive developments speak to the restoration of solid credit metrics, strong capital levels and core profitability at United,” said President and Chief Executive Officer Jimmy Tallent. “They reflect relentless hard work by remarkably talented and dedicated bankers throughout our organization.”

“These developments are consistent with the momentum that United continues to demonstrate as we strategically position ourselves well for business opportunities that enhance value for customers and shareholders,” Tallent said. “The redemption of our outstanding preferred stock, without issuing additional common equity, is important to that end as are the terminations of the MOUs. We are very pleased with these developments and excited about our opportunities as we turn the calendar to 2014.”

About United Community Banks, Inc.

United Community Banks, Inc. is the third-largest Georgia-based bank holding company. Based in Blairsville, the company has assets of $7.2 billion and operates 102 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina, east Tennessee and western South Carolina. United specializes in personalized community banking services for individuals and small- to mid-size businesses, and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at United’s website at www.ucbi.com.

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Safe Harbor

This news release contains forward-looking statements, as defined by federal securities laws, including statements about United’s financial outlook and business environment. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some of the risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to United’s filings with the Securities and Exchange Commission including its 2012 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the first, second and third quarters of 2013 under the sections entitled “Forward-Looking Statements” and “Risk Factors.” Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.

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